Exhibit 99.3

8-K Filed 8/28/12

Daleco Resources Corp. Names Michael D. Parrish as Chief Executive Officer

Former GE Executive to focus on growth and commercialization of assets

West Chester, PA 28 August 2012 – The Board of Directors of Daleco Resources Corporation (DLOV:OTCQB) announced today the Michael D. Parrish has become the new CEO of the company and is a member of its board of directors.

Mr. Parrish brings a wealth of operational and general management experience; his focus is on financial performance and turnarounds. Mr. Parrish has over 27 years of leadership and finance experience in a variety of global firms. Previously, Mr. Parrish was Chairman and CEO of Environmental Infrastructure Holdings Corp during which he increased profitability by 115% and improved shareholder’s equity by over 130% in less than two years. Prior to EIHC, Mr. Parrish was founder, President & CEO of Equisol, LLC, an environmental services company specializing in industrial air, water, and ground instrumentation. Equisol experienced rapid growth with its acquisition strategy and was recognized by INC magazine as the 7th fastest growing private environmental company on its INC500 list for 2007 as well as Entrepreneur Magazine's HOT 100 recognizing the top 100 start ups in America for 2004. Prior to Equisol, Mr. Parrish held various executive positions in several General Electric Companies where he served in positions such as General Manager for global logistics and services for GE's Water business, and, earlier, as Managing Director for GE Capital specializing in ecommerce, six sigma, and productivity of several of GE's equipment management groups. Prior to GE, Mr. Parrish served for 14 years active duty in the U.S. Army where he held various leadership positions of increasing responsibility as an Army Aviator culminating as a member of the Army Acquisition Corps. Mr. Parrish has a Bachelor's degree in Engineering from the U.S. Military Academy at West Point, as well as a Masters Degree in Astronautical Engineering from Stanford University and an MBA with honors from the Wharton School at the University of Pennsylvania. He is the past President of the West Point Society of Philadelphia and serves on the advisory boards of the USO of SE PA/NJ and the United States Military Academy at West Point.

Mr. Parrish stated, “I am very excited to join the Daleco team and leverage their depth of experience with my breadth of innovative skills. Our combined focus is on maximizing the company’s growth while minimizing costs to accelerate the commercialization of the company’s undervalued assets.”

Gary Novinskie, Daleco’s President, stated, “We are thrilled Michael Parrish accepted our offer to join the team. He brings a lot of energy, strong intellect, and global contacts to the table that will help take Daleco to the next level.”

Daleco Resources is a natural resource company with operating subsidiaries active in oil and gas, industrial minerals, and environmental remediation technology.

Safe harbor for Forward-looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in the future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product price volatility, product demand, market competition, and risk inherent in the Company's operations, imprecision in estimating product reserves and the Company's ability to replace and expand its holdings.

CONTACT:	Gary J. Novinskie, President
Daleco Resources Corporation
P: 610.429.0181